Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE THIRD QUARTER 2024

■ Third Quarter 2024 Revenue:	$3.07 billion; down 3%
■ Third Quarter 2024 Operating Income:	$224.1 million; down 7%
■ Third Quarter 2024 EPS:	$1.49 vs. $1.80; down 17%

LOWELL, Ark., October 15, 2024 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2024 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $152.1 million, or diluted earnings per share of $1.49 versus third quarter 2023 net earnings of $187.4 million, or $1.80 per diluted share.

Total operating revenue for the current quarter was $3.07 billion, a decrease of 3% compared with $3.16 billion for the third quarter 2023. The decline in revenue was primarily driven by a 5% and 6% decrease in gross revenue per load in Intermodal (JBI) and JBT, respectively, a decline in load volume of 10% and 6% in Integrated Capacity Solutions (ICS) and Dedicated Contract Services® (DCS®), respectively, and 6% fewer stops in Final Mile Services® (FMS). These items were partially offset by JBI load growth of 5%, which included growth in both the transcontinental and eastern networks, and a 3% increase in revenue per load in ICS. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased less than 1% versus the comparable quarter 2023.

Operating income for the current quarter decreased 7% to $224.1 million versus $241.7 million for the third quarter 2023. Operating income decreased primarily due to lower revenue in all segments excluding JBI, and higher personnel-related, insurance and claims, and equipment-related expense compared to third quarter 2023. On a consolidated basis, operating income as a percentage of gross revenue decreased year-over-year as a result of the same aforementioned expense items, partially offset by lower rail and truck purchased transportation costs as a percentage of gross revenue.

Net interest expense for the current quarter increased compared to third quarter 2023 due primarily to higher interest rates and the prior year including an interest component of a discrete income tax benefit.

The effective income tax rate in the current quarter was 25.2% versus 18.2% in the third quarter 2023. The increase was due to the recording of a discrete benefit recognized in the prior-year quarter. We expect our 2024 annual tax rate to be approximately 24.5%.

Segment Information:

Intermodal (JBI)

  ■ Third Quarter 2024 Segment Revenue:          $1.56 billion; flat

  ■ Third Quarter 2024 Operating Income:          $111.8 million; down 13%

Intermodal volume increased 5% over the same period in 2023. Transcontinental network loads increased 7%, while eastern network loads increased 3% compared to the third quarter 2023. Demand for our intermodal service improved throughout the quarter across both the transcontinental and eastern networks, supported by seasonal activity and strong performance from our rail providers. Demand was particularly strong on eastbound transcontinental loads out of Southern California which increased by a double digit percentage as compared to the prior year period. Segment gross revenue was flat from the prior-year period, reflecting the 5% increase in volume and a 5% decrease in gross revenue per load, resulting from changes in customer rates, fuel surcharge revenue, and the mix of freight. Revenue per load excluding fuel surcharge revenue decreased 2% year-over-year.

Operating income decreased 13% in the third quarter primarily from lower yields, which was only partially offset by the resulting impact of absorbing network and equipment costs with higher volume. During the quarter, network imbalance and repositioning costs were elevated, along with driver hiring costs to meet peak season demand for customers in the quarter. JBl segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits, higher insurance and claims cost, and higher equipment-related and maintenance expenses as a percentage of gross revenue. During the period, we onboarded 308 new pieces of trailing equipment. We ended the quarter with approximately 121,500 containers and 6,500 power units in the dray fleet.

Dedicated Contract Services (DCS)

  ■ Third Quarter 2024 Segment Revenue:          $846 million; down 5%

  ■ Third Quarter 2024 Operating Income:          $95.5 million; down 7%

DCS revenue decreased 5% during the current quarter over the same period 2023 driven by a 3% decline in average trucks combined with a 3% decline in productivity (revenue per truck per week). Productivity excluding fuel surcharge revenue was flat from a year ago driven primarily from lower utilization and increases in idled equipment, offset by contracted indexedbased price escalators. On a net basis, there were 498 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 128 fewer versus the end of the second quarter 2024. Customer retention rates are approximately 87%, largely reflecting downsizing of fleets and to a lesser extent account losses.

Operating income decreased 7% from the prior-year quarter primarily from lower revenue, higher insurance and claims and new-account start-up costs as compared to the prior-year period. These items were partially offset by lower personnel, bad debt and equipment-related expenses and the maturing of new business onboarded over the trailing twelve months. DCS segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits, insurance and claims expense, and higher equipment and maintenance costs, as a percentage of gross revenue.

Integrated Capacity Solutions (ICS)

  ■ Third Quarter 2024 Segment Revenue:           $278 million; down 7%

  ■ Third Quarter 2024 Operating (Loss):            $(3.3) million; vs. $(9.4) million in Q3'23

ICS revenue declined 7% during the current quarter versus the third quarter 2023. Overall segment volume decreased 10% versus the prior-year period. Revenue per load increased 3% compared to the third quarter 2023 due to increases in both contractual and transactional rates as well as changes in customer mix. Contractual volume represented approximately 62% of the total load volume and 61% of the total revenue in the current quarter compared to 68% and 67%, respectively, in third quarter 2023.

Operating loss was $3.3 million compared to an operating loss of $9.4 million in the third quarter 2023. The decrease in operating loss was largely driven by an $11.7 million increase in gross profit and lower cargo claims and personnel-related expenses, partially offset by integration and transition costs related to the purchase of the brokerage assets of BNSF Logistics. Gross profit increased 31% as a result of higher gross profit margins compared to the prior-year period. Gross profit margins increased to 17.9% in the current period versus 12.8% in the prior period as a result of our disciplined bid strategy, effective sourcing of capacity and some project-related work. ICS’ carrier base decreased 18% year-over-year, largely driven by changes to carrier qualification requirements to mitigate cargo theft.

Final Mile Services (FMS)

  ■ Third Quarter 2024 Segment Revenue:          $218 million; down 3%

  ■ Third Quarter 2024 Operating Income:          $12.0 million; down 7%

FMS revenue decreased 3% compared to the same period 2023 primarily driven by general weakness in demand across many of the end markets served. The decline in revenue was partially offset by multiple new customer contracts implemented over the trailing twelve months, as well as improved revenue quality on the overall business portfolio.

Operating income decreased 7% compared to the prior-year period primarily driven by the decline in segment revenue along with higher purchased transportation costs and insurance premiums as compared to the prior-year period. These items were partially offset by lower personnel-related expenses.

Truckload (JBT)

  ■ Third Quarter 2024 Segment Revenue:          $173 million; down 12%

  ■ Third Quarter 2024 Operating Income:          $8.2 million; up 6%

JBT segment gross revenue decreased 12% compared to the same period in the previous year. Segment gross revenue excluding fuel surcharge revenue decreased 9% due to a 6% decline in load volume and a 3% decline in gross revenue per load excluding fuel surcharge revenue. Total average effective trailer count decreased by approximately 300 units, or 2% versus the prior-year period. Trailer turns in the quarter were down 4% from the prior-year period primarily due to softer overall freight demand as compared to the third quarter 2023.

JBT segment operating income increased 6% to $8.2 million versus the third quarter 2023. The increase in operating income was primarily driven by improved network balance and lower trailing capacity costs. JBT segment operating income as a percentage of segment gross revenue increased year-over-year due to the aforementioned items, partially offset by higher personnel-related expenses and higher insurance premiums as a percentage of revenue. JBT continues to leverage the J.B. Hunt 360 platform to grow third-party power capacity and capability for the 360box® service offering.

Cash Flow and Capitalization:

At September 30, 2024, we had approximately $1.53 billion outstanding on various debt instruments compared to $1.45 billion at September 30, 2023 and $1.58 billion at December 31, 2023.

Our net capital expenditures for the nine months ended September 30, 2024 approximated $488 million compared to $1.32 billion for the same period 2023. At September 30, 2024, we had cash and cash equivalents of approximately $120 million.

In the third quarter 2024, we purchased approximately 1,200,000 shares of common stock for approximately $200 million. At September 30, 2024, we had approximately $967 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2024 approximated 100.8 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2023. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,678,484		$2,690,890
Fuel surcharge revenues	389,687		472,863
Total operating revenues	3,068,171	100.0%	3,163,753	100.0%

Operating expenses
Rents and purchased transportation	1,380,380	45.0%	1,443,197	45.6%
Salaries, wages and employee benefits	809,494	26.4%	803,187	25.4%
Depreciation and amortization	187,982	6.1%	187,714	5.9%
Fuel and fuel taxes	158,792	5.2%	195,962	6.2%
Operating supplies and expenses	127,889	4.2%	130,905	4.1%
Insurance and claims	78,441	2.6%	62,675	2.0%
General and administrative expenses, net of asset dispositions	72,389	2.2%	69,413	2.3%
Operating taxes and licenses	17,705	0.6%	18,739	0.6%
Communication and utilities	10,991	0.4%	10,245	0.3%
Total operating expenses	2,844,063	92.7%	2,922,037	92.4%
Operating income	224,108	7.3%	241,716	7.6%
Net interest expense	20,751	0.7%	12,586	0.4%
Earnings before income taxes	203,357	6.6%	229,130	7.2%
Income taxes	51,291	1.6%	41,699	1.3%
Net earnings	$152,066	5.0%	$187,431	5.9%
Average diluted shares outstanding	102,135		104,394
Diluted earnings per share	$1.49		$1.80

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$7,775,991		$8,140,959
Fuel surcharge revenues	1,164,865		1,385,006
Total operating revenues	8,940,856	100.0%	9,525,965	100.0%

Operating expenses
Rents and purchased transportation	3,935,379	44.0%	4,315,581	45.3%
Salaries, wages and employee benefits	2,420,425	27.1%	2,450,062	25.7%
Depreciation and amortization	555,637	6.2%	543,498	5.7%
Fuel and fuel taxes	496,610	5.6%	563,642	5.9%
Operating supplies and expenses	371,305	4.2%	388,213	4.1%
Insurance and claims	227,348	2.5%	196,896	2.1%
General and administrative expenses, net of asset dispositions	223,878	2.4%	191,291	2.0%
Operating taxes and licenses	52,815	0.6%	55,797	0.6%
Communication and utilities	33,273	0.4%	31,067	0.3%
Total operating expenses	8,316,670	93.0%	8,736,047	91.7%
Operating income	624,186	7.0%	789,918	8.3%
Net interest expense	56,598	0.7%	41,980	0.4%
Earnings before income taxes	567,588	6.3%	747,938	7.9%
Income taxes	152,156	1.7%	173,186	1.9%
Net earnings	$415,432	4.6%	$574,752	6.0%
Average diluted shares outstanding	103,126		104,562
Diluted earnings per share	$4.03		$5.50

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended September 30
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,556,774	51%	$1,555,382	49%
Dedicated	845,963	28%	892,257	28%
Integrated Capacity Solutions	278,177	9%	298,015	9%
Final Mile Services	218,318	7%	225,929	8%
Truckload	173,223	5%	196,338	6%
Subtotal	3,072,455	100%	3,167,921	100%
Intersegment eliminations	(4,284)	(0%)	(4,168)	(0%)
Consolidated revenue	$3,068,171	100%	$3,163,753	100%

Operating income

Intermodal	$111,785	50%	$127,972	53%
Dedicated	95,510	43%	102,435	42%
Integrated Capacity Solutions	(3,255)	(1%)	(9,375)	(4%)
Final Mile Services	12,021	5%	12,975	6%
Truckload	8,151	3%	7,715	3%
Other (1)	(104)	(0%)	(6)	(0%)
Operating income	$224,108	100%	$241,716	100%

	Nine Months Ended September 30
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$4,359,621	49%	$4,584,089	48%
Dedicated	2,556,989	29%	2,658,993	28%
Integrated Capacity Solutions	833,841	9%	1,026,480	11%
Final Mile Services	682,887	8%	674,945	7%
Truckload	519,631	5%	594,003	6%
Subtotal	8,952,969	100%	9,538,510	100%
Intersegment eliminations	(12,113)	(0%)	(12,545)	(0%)
Consolidated revenue	$8,940,856	100%	$9,525,965	100%

Operating income

Intermodal	$312,918	50%	$439,490	56%
Dedicated	285,569	46%	318,610	40%
Integrated Capacity Solutions	(34,084)	(5%)	(19,166)	(2%)
Final Mile Services	46,886	8%	34,419	4%
Truckload	12,928	1%	16,503	2%
Other (1)	(31)	(0%)	62	0%
Operating income	$624,186	100%	$789,918	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2024	2023

Intermodal

Loads	547,988	521,221
Average length of haul	1,697	1,683
Revenue per load	$2,841	$2,984
Average tractors during the period *	6,374	6,447
Tractors (end of period) *	6,514	6,398
Trailing equipment (end of period)	121,477	117,387
Average effective trailing equipment usage	108,632	100,593

Dedicated

Loads	1,005,515	1,070,626
Average length of haul	180	176
Revenue per truck per week**	$5,073	$5,215
Average trucks during the period***	12,800	13,242
Trucks (end of period) ***	12,761	13,259
Trailing equipment (end of period)	31,967	32,875
Average effective trailing equipment usage	32,525	33,185

Integrated Capacity Solutions

Loads	147,805	163,745
Revenue per load	$1,882	$1,820
Gross profit margin	17.9%	12.8%
Employee count (end of period)	640	680
Approximate number of third-party carriers (end of period)	108,000	131,600
Marketplace for J.B. Hunt 360 revenue (millions)	$92.2	$168.5

Final Mile Services

Stops	1,051,428	1,123,435
Average trucks during the period***	1,334	1,487

Truckload

Loads	100,896	107,149
Revenue per load	$1,717	$1,832
Average length of haul	601	644

Tractors (end of period)
Company-owned	18	29
Independent contractor	1,971	1,960
Total tractors	1,989	1,989

Trailers (end of period)	13,205	13,409
Average effective trailing equipment usage	12,588	12,869

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2024	2023

Intermodal

Loads	1,530,600	1,508,993
Average length of haul	1,692	1,663
Revenue per load	$2,848	$3,038
Average tractors during the period *	6,309	6,521
Tractors (end of period) *	6,514	6,398
Trailing equipment (end of period)	121,477	117,387
Average effective trailing equipment usage	101,031	97,571

Dedicated

Loads	3,017,650	3,252,894
Average length of haul	181	173
Revenue per truck per week**	$5,032	$5,152
Average trucks during the period***	13,080	13,316
Trucks (end of period) ***	12,761	13,259
Trailing equipment (end of period)	31,967	32,875
Average effective trailing equipment usage	32,660	32,181

Integrated Capacity Solutions

Loads	451,414	560,912
Revenue per load	$1,847	$1,830
Gross profit margin	15.7%	13.1%
Employee count (end of period)	640	680
Approximate number of third-party carriers (end of period)	108,000	131,600
Marketplace for J.B. Hunt 360 revenue (millions)	$301.8	$644.1

Final Mile Services

Stops	3,226,638	3,426,988
Average trucks during the period***	1,372	1,563

Truckload

Loads	287,209	307,336
Revenue per load	$1,809	$1,933
Average length of haul	642	648

Tractors (end of period)
Company-owned	18	29
Independent contractor	1,971	1,960
Total tractors	1,989	1,989

Trailers (end of period)	13,205	13,409
Average effective trailing equipment usage	12,693	13,035

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$120,002	$53,344
Accounts Receivable, net	1,262,921	1,334,912
Prepaid expenses and other	543,477	696,656
Total current assets	1,926,400	2,084,912
Property and equipment	9,053,779	8,767,872
Less accumulated depreciation	3,302,505	2,993,959
Net property and equipment	5,751,274	5,773,913
Other assets, net	648,276	679,435
	$8,325,950	$8,538,260

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$500,000	$249,961
Trade accounts payable	673,452	737,364
Claims accruals	613,311	547,277
Accrued payroll	108,428	94,563
Other accrued expenses	146,254	150,256
Total current liabilities	2,041,445	1,779,421

Long-term debt	1,032,303	1,326,107
Other long-term liabilities	390,156	392,766
Deferred income taxes	861,828	936,208
Stockholders' equity	4,000,218	4,103,758
	$8,325,950	$8,538,260

Supplemental Data
(unaudited)

	September 30, 2024	December 31, 2023

Actual shares outstanding at end of period (000)	100,830	103,220

Book value per actual share outstanding at end of period	$39.67	$39.76

	Nine Months Ended September 30
	2024	2023

Net cash provided by operating activities (000)	$1,165,520	$1,529,612

Net capital expenditures (000)	$488,067	$1,319,905